7

Exhibit 10.2

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made as of February 22, 2011, by and between First Solar, Inc., a Delaware corporation having its principal office at 350 West Washington Street, Suite 600, Tempe, Arizona 85281 (hereinafter, “Employer”) and T.L. (“TK”) Kallenbach (hereinafter, “Employee”).

WITNESSETH:
WHEREAS, Employer and Employee wish to enter into an agreement relating to the employment of Employee by Employer.
NOW, THEREFORE, in consideration of the foregoing premises, and the mutual covenants, terms and conditions set forth herein, and intending to be legally bound hereby, Employer and Employee hereby agree as follows:

ARTICLE I. Employment

1.
    Term; At-Will Nature of Employment. Employer hereby employs Employee as a full-time, at-will employee, and Employee hereby accepts employment with Employer as a full-time, at-will employee. Employer or Employee may terminate this Agreement at any time and for any reason, with or without cause and with or without notice, subject to the provisions of this Agreement.

1.2        Position and Duties of Employee. Employer hereby employs Employee in the initial capacity of President, Components Business Group for Employer and Employee hereby accepts such position. In this position, Employee initially shall report to Employer's Chief Executive Officer (the “Supervisor”). Employee agrees to diligently and faithfully perform such duties as may from time to time be assigned to Employee by the Supervisor, consistent with Employee's position with Employer. Employee recognizes the necessity for established policies and procedures pertaining to Employer's business operations, and Employer's right to change, revoke or supplement such policies and procedures at any time, in Employer's sole discretion. Employee agrees to comply with such policies and procedures, including those contained in any manuals or handbooks, as may be amended from time to time in the sole discretion of Employer. Employee shall be based in Tempe, AZ but shall be required to travel to such locations as shall be required to fulfill the responsibilities of his position.

1.3        No Salary or Benefits Continuation Beyond Termination. Except as may be required by applicable law or as otherwise specified in this Agreement, or the Change in Control Severance Agreement between Employer and Employee dated as of the date hereof or as may be amended from time to time (the “Change in Control Agreement”), Employer shall not be liable to Employee for any salary or benefits continuation beyond the date of Employee's cessation of employment with Employer.

1.4        Termination of Employment. Employee's employment with Employer shall terminate upon the earliest of: (a) Employee's death; (b) unless waived by Employer, Employee's “Disability”, (which for purposes of this Agreement, shall mean either a physical or mental condition (as determined by a qualified physician mutually agreeable to Employer and Employee) which renders Employee unable, for a period of at least six (6) months, effectively to perform the obligations, duties and responsibilities of Employee's employment with Employer); (c) the termination of Employee's employment by Employer for Cause (as hereinafter defined); (d) Employee's resignation; and (e) the termination of Employee's employment by Employer without Cause. As used herein, “Cause” shall mean Employer's good faith determination of: (i) Employee's dishonest, fraudulent or illegal conduct relating to the business of Employer; (ii) Employee's willful breach or habitual neglect of Employee's duties or obligations in connection with Employee's employment; (iii) Employee's misappropriation of Employer funds; (iv) Employee's conviction of a felony or any other criminal offense involving fraud or dishonesty, whether or not relating to the business of Employer or Employee's employment with Employer; (v) Employee's excessive use of alcohol; (vi) Employee's unlawful use of controlled substances or other addictive behavior; (vii) Employee's unethical business conduct; (viii) Employee's breach of any statutory or common law duty of loyalty to Employer; or (ix) Employee's material breach of this Agreement, the Non-Competition and Non-Solicitation Agreement between Employer and Employee entered into on the date hereof or as may be amended from time to time (the “Non-Competition Agreement”), the Confidentiality and Intellectual Property Agreement between Employer and Employee entered into on the date hereof or as may be amended from time to time (the “Confidentiality Agreement”) or the Change in Control Agreement. Upon termination of Employee's employment with Employer for any reason, Employee will promptly return to Employer all materials in any form acquired by Employee as a result of such employment with Employer, and all property of Employer.

1.5        Severance Payments and Vacation Pay.

(a) Vacation Pay in the Event of a Termination of Employment. In the event of the termination of Employee's employment with Employer for any reason, Employee shall be entitled to receive, in addition to the Severance Payments described in Section 1.5(b) below, if any, the dollar value of any earned but unused (and unforfeited) vacation. Such dollar value shall be paid to Employee within fifteen (15) days following the date of termination of employment.

(b)    Severance Payments in the Case of a Termination Without Cause.

(i) Severance Payments. If Employee's employment is terminated by Employer without Cause then, subject to (A) the Change in Control Agreement, (B) Employee's satisfaction of the Release Condition described in Section 1.5(b)(ii) below, and (C) Employee's mitigation obligation described in Section 1.5(b)(iii) below, Employee shall be entitled to continuation of Employee's Base Salary (as defined in Section 2.2) (such salary continuation, the “Severance Payments”) for a period of 12 months (which period shall commence on the thirty-sixth (36th) day following the date employment terminates) in accordance with Employer's regular payroll practices and procedures.

(ii) Release Condition. Notwithstanding anything to the contrary herein, no Severance Payments shall be due or made to Employee hereunder unless (i) Employee shall have executed and delivered a general release in favor of Employer and its affiliates, (which release shall be submitted to Employee for her review by the date of Employee's termination of employment (or shortly thereafter), be substantially in the form of the Separation Agreement and Release attached hereto as Exhibit A and otherwise be satisfactory to Employer) and (ii) the Release Effective Date shall have occurred on or before the thirty-sixth (36th) day following the date employment terminates. The “Release Effective Date” shall be the date the general release becomes effective and irrevocable.

(c) Medical Insurance. If Employee's employment is terminated by Employer without Cause, Employer will provide or pay the cost of continuing the medical coverage provided by Employer to Employee and her dependents during her employment at the same or a comparable coverage level, for a period beginning on the date of termination and ending on the earlier of (i) the date that is twelve (12) months following such termination and (ii) the date that Employee is covered under a medical benefits plan of a subsequent employer. Employee agrees to make a timely COBRA election, to the extent requested by Employer, to facilitate Employer's provision of continuation coverage. Except as permitted by Section 409A (as defined below), the continued benefits provided to Employee pursuant to this Section 1.5(c) during any calendar year will not affect the continued benefits to be provided to Employee pursuant to this Section 1.5(c) in any other calendar year.

(d) Equity Award Vesting.

(i)Vesting Acceleration. In the event of (A) the termination of Employee's employment with Employer due to Employee's death, (B) the termination of Employee's employment with Employer due to Disability, or (C) the termination of Employee's employment by Employer without Cause, the Employee shall on the date of such termination of employment immediately receive an additional twelve (12) months' vesting credit with respect to the stock options, stock appreciation rights, restricted stock and other equity or equity-based compensation of Employer granted to Employee in the course of her employment with Employer.

(ii)    Effect of Vesting. The shares of Employer underlying any restricted stock units that become vested pursuant to this Section 1.5(d) shall be payable on the vesting date. Any of Employee's stock options and stock appreciation rights that become vested pursuant to this Section 1.5(d) shall be exercisable immediately upon vesting. Employee will have one (1) year and ninety (90) days after termination of employment without Cause, death or Disability to exercise any vested stock options or other equity compensation, provided, that, if during such period Employee is under any trading restriction due to a lockup agreement or closed trading window such period shall be tolled during the period of such trading restriction, and provided, further, that in no event shall any stock option or stock appreciation right continue to be exercisable after the original expiration date of such stock option or stock appreciation right.

(iv)    Conflict with Award Agreement. In the event the terms of this Agreement are contrary to or conflict with the terms of any document or agreement addressing Employee's stock options, restricted stock, restricted stock units or any other equity compensation, the terms of this Agreement shall govern and control.

ARTICLE II. Compensation

2.1        Base Salary. Employee shall be compensated at an annual base salary of $450,000 (the “Base Salary”) while Employee is employed by Employer under this Agreement, subject to such annual increases that Employer may, in its sole discretion, determine to be appropriate. Such Base Salary shall be paid in accordance with Employer's standard policies and shall be subject to applicable tax withholding requirements.

2.2        Annual Bonus Eligibility. Employee shall be eligible to participate in Employer's annual bonus program under which Employee's target bonus shall equal eighty percent (80%) of Employee's Base Salary. Payment of any bonus shall depend upon individual and company performance, all as determined by Employer in its sole discretion. The terms of the annual bonus program shall be developed by Employer and communicated to Employee as soon as practicable after the beginning of each year.

2.3        Benefits; Vacation. Employee shall be eligible to receive all benefits as are available to similarly situated employees of Employer generally, and any other benefits that Employer may, in its sole discretion, elect to grant to Employee from time to time. In addition, Employee shall be entitled to four (4) weeks paid vacation per year, which shall be pro-rated for the first partial year of employment and shall accrue in accordance with Employer's policies applicable to similarly situated employees of Employer.

2.4        Reimbursement of Business Expenses. Employee may incur reasonable expenses in the course of employment hereunder for which Employee shall be eligible for reimbursement or advances in accordance with Employer's standard policy therefor.

2.5        Equity Grants. Subject to approval of the Compensation Committee of the Board, Employee shall be eligible for future equity grants and other long-term incentives.

ARTICLE III. Absence of Restrictions

3.1        Employee hereby represents and warrants to Employer that Employee has full power, authority and legal right to enter into this Agreement and to carry out all obligations and duties hereunder and that the execution, delivery and performance by Employee of this Agreement will not violate or conflict with, or constitute a default under, any agreements or other understandings to which Employee is a party or by which Employee may be bound or affected, including any order, judgment or decree of any court or governmental agency. Employee further represents and warrants to Employer that Employee is free to accept employment with Employer as contemplated herein and that Employee has no prior or other obligations or commitments of any kind to any person, firm, partnership, association, corporation, entity or business organization that would in any way hinder or interfere with Employee's acceptance of, or the full performance of, Employee's duties hereunder.

ARTICLE IV. Miscellaneous

4.1        Withholding. Any payments made under this Agreement shall be subject to applicable federal, state and local tax reporting and withholding requirements.

4.2        Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without reference to the principles of conflicts of laws. Any judicial action commenced relating in any way to this Agreement including the enforcement, interpretation or performance of this Agreement, shall be commenced and maintained in a court of competent jurisdiction located in Maricopa County, Arizona. In any action to enforce this Agreement, the prevailing party shall be entitled to recover its litigation costs, including its attorneys' fees. The parties hereby waive and relinquish any right to a jury trial and agree that any dispute shall be heard and resolved by a court and without a jury. The parties further agree that the dispute resolution, including any discovery, shall be accelerated and expedited to the extent possible. Each party's agreements in this Section 4.2 are made in consideration of the other party's agreements in this Section 4.2, as well as in other portions of this Agreement.

4.3        No Waiver. The failure of Employer or Employee to insist in any one or more instances upon performance of any terms, covenants and conditions of this Agreement shall not be construed as a waiver or relinquishment of any rights granted hereunder or of the future performance of any such terms, covenants or conditions.

4.4        Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if personally delivered, delivered by facsimile transmission or by courier or mailed, registered or certified mail, postage prepaid as follows:

If to Employer:        First Solar, Inc.
350 West Washington Street
Suite 600
Tempe, Arizona 85281

Attention: Corporate Secretary

If to Employee:        To Employee's then current address on file with
Employer

Or at such other address or addresses as any such party may have furnished to the other party in writing in a manner provided in this Section 4.4.

4.5        Assignability and Binding Effect. This Agreement is for personal services and is therefore not assignable by Employee. This Agreement may be assigned by Employer to any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of Employer. This Agreement shall be binding upon and inure to the benefit of the parties, their successors, assigns, heirs, executors and legal representatives. If there shall be a successor to Employer or Employer shall assign this Agreement, then as used in this Agreement, (a) the term “Employer” shall mean Employer as hereinbefore defined and any successor or any permitted assignee, as applicable, to which this Agreement is assigned and (b) the term “Board” shall mean the Board as hereinbefore defined and the board of directors or equivalent governing body of any successor or any permitted assignee, as applicable, to which this Agreement is assigned.

4.6        Entire Agreement. This Agreement, the Change in Control Agreement, the Non-Competition Agreement and the Confidentiality Agreement set forth the entire agreement between Employer and Employee regarding the terms of Employee's employment and supersede all prior agreements between Employer and Employee covering the terms of Employee's employment, including without limitation, the Prior Agreement. This Agreement may not be amended or modified except in a written instrument signed by Employer and Employee identifying this Agreement and stating the intention to amend or modify it.

4.7        Severability. If it is determined by a court of competent jurisdiction that any of the restrictions or language in this Agreement are for any reason invalid or unenforceable, the parties desire and agree that the court revise any such restrictions or language, including reducing any time or geographic area, so as to render them valid and enforceable to the fullest extent allowed by law. If any restriction or language in this Agreement is for any reason invalid or unenforceable and cannot by law be revised so as to render it valid and enforceable, then the parties desire and agree that the court strike only the invalid and unenforceable language and enforce the balance of this Agreement to the fullest extent allowed by law. Employer and Employee agree that the invalidity or unenforceability of any provision of this Agreement shall not affect the remainder of this Agreement.

4.8        Construction. As used in this Agreement, words such as “herein,” “hereinafter,” “hereby” and “hereunder,” and the words of like import refer to this Agreement, unless the context requires otherwise. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.

4.9        Survival. The rights and obligations of the parties under the provisions of this Agreement, including Sections 1.5, this Article IV and Article V, shall survive and remain binding and enforceable, notwithstanding the termination of Employee's employment for any reason, to the extent necessary to preserve the intended benefits of such provisions.

ARTICLE V. Section 409A

5.1        In General. It is intended that the provisions of this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations thereunder as in effect from time to time (collectively, “Section 409A”), and all provisions of this Agreement shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A.

5.2        No Alienation, Set-offs, Etc. Neither Employee nor any creditor or beneficiary of Employee shall have the right to subject any deferred compensation (within the meaning of Section 409A) payable under this Agreement or under any other plan, policy, arrangement or agreement of or with Employer or any of its affiliates (this Agreement and such other plans, policies, arrangements and agreements, the “Employer Plans”) to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A, any deferred compensation (within the meaning of Section 409A) payable to or for the benefit of Employee under any Employer Plan may not be reduced by, or offset against, any amount owing by Employee to Employer or any of its affiliates.

5.3        Possible Six-Month Delay. If, at the time of Employee's separation from service (within the meaning of Section 409A), (a) Employee shall be a specified employee (within the meaning of Section 409A and using the identification methodology selected by Employer from time to time) and (b) Employer shall make a good faith determination that an amount payable under an Employer Plan constitutes deferred compensation (within the meaning of Section 409A) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A, then Employer (or an affiliate thereof, as applicable) shall not pay such amount on the otherwise scheduled payment date but shall instead accumulate such amount and pay it, without interest, on the first day of the seventh month following such separation from service.

5.4        Treatment of Installments. For purposes of Section 409A, each of the installments of continued Base Salary referred to in Section 1.5(b) shall be deemed to be a separate payment as permitted under Treas. Reg. Sec. 1.409A-2(b)(2)(iii).

IN WITNESS WHEREOF, Employer has caused this Agreement to be executed by one of its duly authorized officers and Employee has individually executed this Agreement, each intending to be legally bound, as of the date first above written.

EMPLOYEE:

/s/ TL Kallenbach
T.L. (“TK”) Kallenbach

EMPLOYER:
First Solar, Inc.

By: /s/ Carol Campbell

Name Printed: Carol Campbell

Title: EVP, Human Resources